NorthWestern Reports First Quarter 2019 Financial Results
April 23, 2019

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports First Quarter 2019 Financial Results

Company reports GAAP diluted earnings per share of $1.44 for the first quarter 2019 and declares a quarterly dividend of $0.575 per share, payable June 28, 2019.

BUTTE, MT / SIOUX FALLS, SD - April 23, 2019 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the three months ended March 31, 2019.  Net income for the period increased 24.4 percent to $72.8 million, or $1.44 per diluted share, as compared with net income of $58.5 million, or $1.18 per diluted share, for the same period in 2018. This $14.3 million increase in net income in 2019 is primarily due to higher gross margin as a result of colder winter weather and customer growth and a reduction in revenue in 2018 due to impacts of the Tax Cuts and Jobs Act (TCJA) for customer refunds. These improvements were partially offset by an increase in operating expenses.

“The winter weather we experienced in the first quarter was challenging for our customers and reminded us how important our infrastructure and service are,” said Bob Rowe, President and Chief Executive Officer. “Arctic air that settled across the plains and Pacific Northwest pushed temperatures 20 to 30 degrees below normal for weeks at a time and set several new electric and natural gas system peaks during the quarter. The blistering cold truly showcased the mettle of our crews and highlighted the importance of a robust and reliable energy system.”

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

NorthWestern Reports First Quarter 2019 Financial Results
April 23, 2019

	Three Months Ended March 31,
(in thousands, except per share amounts)	2019	2018
Revenues	$384,220	$341,502
Cost of sales	115,735	96,077
Gross Margin (1)	268,485	245,425

Operating, general and administrative expense	81,092	74,345
Property and other taxes	44,789	42,813
Depreciation and depletion	45,584	43,755
Total Operating Expenses	171,465	160,913
Operating income	97,020	84,512
Interest expense, net	(23,790)	(22,970)
Other income (expense), net	1,149	(1,129)
Income before income taxes	74,379	60,413
Income tax expense	(1,573)	(1,914)
Net Income	72,806	58,499
Basic Shares Outstanding	50,381	49,416
Earnings per Share - Basic	$1.45	$1.18
Diluted Shares Outstanding	50,729	49,484
Earnings per Share - Diluted	$1.44	$1.18

Dividends Declared per Common Share	$0.575	$0.550
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

Significant Trends and Regulation

Montana General Electric Rate Case
In September 2018, we filed an electric rate case with the Montana Public Service Commission (MPSC) requesting an annual increase to electric rates of approximately $34.9 million, which represents an approximate 6.6% increase in annual base revenues. Our request is based on a return on equity of 10.65% and an overall rate of return of 7.42% (except for Colstrip Unit 4 which the MPSC previously set for the life of the facility at a 10% return on equity and an 8.25% rate of return), based on approximately $2.35 billion of electric rate base and a capital structure of approximately 51 percent debt and 49 percent equity.

We also requested that approximately $13.8 million of the rate increase be approved on an interim basis effective November 1, 2018. In March, 2019, the MPSC issued an order approving an increase in rates of approximately $10.5 million on an interim and refundable basis effective April 1, 2019. On April 5, 2019, we filed rebuttal testimony, which responded to intervenor testimony and included certain known and measurable adjustments. This testimony reflects a request for an annual increase of $30.7 million, an approximately $4.2 million reduction from our original request.

NorthWestern Reports First Quarter 2019 Financial Results
April 23, 2019

A hearing is scheduled to commence on May 13, 2019. Interim rates will remain in effect on a refundable basis until the MPSC issues a final order.

We expect to file a Federal Energy Regulatory Commission (FERC) rate case for our Montana transmission assets in the second quarter of 2019. The revenue requirement associated with our Montana FERC assets is reflected in our MPSC jurisdictional rates as a credit to retail customers.

Montana Legislative Session
There are several potentially significant bills currently being considered by the Montana Legislature. In addition to many other less substantive bills, we are monitoring potential impacts of the following:
• Legislation that would allow us to acquire up to an additional 150 MW of generation from Colstrip Unit 4 for $1 and would facilitate our placing in rates a certain amount of capital investment over the following ten years. Linked to this transaction is also a requirement to obtain a greater ownership share of the Colstrip transmission line and pay no more than the depreciated book value;
• Legislation that would remove the +/- $4.1 million “deadband” sharing provision from the PCCAM as imposed by the MPSC's January 2019 order; and
• Legislation that would prohibit the MPSC from applying a maximum contract length of 15 years to our future owned and contracted electricity supply resources as required in the MPSC's November 2017, QF order.
While the Montana legislative session is expected to end around May 1, 2019, it is premature to state how these pieces of legislation will ultimately be drafted, and how, or whether, they will be passed and / or signed into law by the Montana Governor.

Electric Supply Resource Plans
Montana - In March 2019, we issued our draft 2019 Electricity Supply Resource Procurement Plan (Montana Resource Plan). The Montana Resource Plan supports the goal of developing resources that will address the changing energy landscape in Montana to meet our customers' electric energy needs in a reliable and affordable manner. The draft is available for public comment until May 5, 2019. We expect to finalize the plan by the end of June 2019.

We are currently 630 MW short of our peak needs, which we procure in the market. We forecast that our energy portfolio will be 725 MW short by 2025 with a modest increase in customer demand. Based on our customers' future energy resource needs as identified in the Montana Resource Plan, in late 2019 we expect to solicit competitive proposals for peaking capacity available by 2022. An independent evaluator will be used to assess the proposals. We expect the process will be repeated in subsequent years to provide a resource-adequate energy and capacity portfolio by 2025.

The proposed solicitation process will allow us to consider a wide variety of resource options. These options include power purchase agreements and owned energy resources comprised of different structures, terms and technologies that are cost-effective resources. The staged approach is designed to allow for incremental steps through time with opportunities for different resource type of new technologies while also building a reliable portfolio to meet local and regional conditions and minimizing customer impacts.

NorthWestern Reports First Quarter 2019 Financial Results
April 23, 2019

South Dakota - During the second quarter 2019, we anticipate issuing a request for proposals for 60 MW of flexible capacity resources to begin serving South Dakota customers by the end of 2021. Responses will be due in July 2019, with evaluation of the proposals during the second half of 2019.

Colstrip Coal Supply
Colstrip Units 3 and 4 are supplied with fuel from adjacent coal reserves under coal supply and transportation agreements with Western Energy Company (WeCo). The current contract expires at the end of 2019. WeCo filed for Chapter 11 bankruptcy protection in October 2018. An auction was held for the core assets in January 2019, including the mine adjacent to Colstrip, with no qualified bids received. As a result, in March 2019 a lenders group acquired the core assets. Immediately prior to that acquisition, WeCo assumed the existing coal supply and transportation agreements. We are working with WeCo and the joint owners to negotiate a new arrangement and at the same time exploring alternative sources for a coal supply. Any new arrangements, whether with WeCo or others, may have higher costs than the existing coal supply and transportation agreements.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended March 31, 2019 was $268.5 million compared with $245.4 million for the same period in 2018. This $23.1 million increase was a result of a $20.2 million increase to items that have an impact on net income and $2.9 million increase to items that are offset in operating expenses, property tax expense and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $20.2 million, including:

•	$13.4 million increase in electric and gas retail volumes due primarily to colder winter weather and customer growth;

•	$7.3 million improvement resulting from a 2018 reduction in revenue due to the impact of the TCJA one-time settlements for customer refunds; and

•	$3.5 million other miscellaneous improvements.
These increases were partially offset by:

•	$1.7 million decrease in Montana natural gas rates associated with the annual step down for our Montana gas production assets and the TCJA settlement;

•	$1.6 million decrease from under recovery of Montana electric supply costs; and

•	$0.7 million of lower demand to transmit energy across our transmission lines due to market conditions and pricing.

The change in consolidated gross margin for items that had no impact on net income represented a $2.9 million increase primarily due to the following:

•	$1.7 million increase in revenues for property taxes included in trackers, offset by increased property tax expense;

•	$0.8 million increase in revenues for operating costs included in trackers, offset by increased operating expense; and

NorthWestern Reports First Quarter 2019 Financial Results
April 23, 2019

•	$0.4 million increase in revenue due to the decrease in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by increased income tax expense.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended March 31, 2019 were $81.1 million compared with $74.3 million for the same period in 2018. This $6.8 million increase was a result of a $3.7 million increase to items that have an impact on net income and $3.1 million increase to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income increased $3.7 million, including:

•	$0.9 million higher hazard tree line clearance costs;

•	$0.9 million higher pension funding;

•	$0.4 million higher labor expense due primarily to compensation increases;

•	$0.3 million higher plant operator and maintenance at electric generation facilities; and

•	$1.2 million higher other miscellaneous expenses.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income increased $3.1 million primarily due to the following:

•	$3.9 million change (increase) in value of non-employee directors deferred compensation due to changes in our stock price, offset in other income;

•	$1.0 million higher operating expenses included in trackers recovered through revenue; and

•	$1.8 million lower expense due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income.

Property and Other Taxes
Property and other taxes were $44.8 million for the three months ended March 31, 2019, as compared with $42.8 million in the same period of 2018. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year, and update based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC jurisdictional customers and net of the associated income tax benefit.

Depreciation and Depletion Expense
Depreciation and depletion expense was $45.6 million for the three months ended March 31, 2019, as compared with $43.8 million in the same period of 2018. This increase was primarily due to plant additions.

Operating Income
Consolidated operating income for the three months ended March 31, 2019 was $97.0 million as compared with $84.5 million in the same period of 2018. This increase was primarily due to higher gross margin partially offset by higher operating expenses.

NorthWestern Reports First Quarter 2019 Financial Results
April 23, 2019

Interest Expense
Consolidated interest expense for the three months ended March 31, 2019 was $23.8 million, as compared with $23.0 million in the same period of 2018, due primarily to higher borrowings.

Other Income and Expense
Consolidated other income was $1.1 million for the three months ended March 31, 2019 as compared to consolidated other expense of $1.1 million during the same period of 2018. This $2.2 million improvement includes a $3.9 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation, partly offset by a $1.8 million increase in other pension expense, both of which are offset in operating, general, and administrative expense with no impact to net income. Higher capitalization of Allowance for Funds Used During Construction also contributed to the increase.

Income Tax
Consolidated income tax expense for the three months ended March 31, 2019 was $1.6 million as compared with $1.9 million expense in the same period of 2018. Our effective tax rate for the three months ended March 31, 2019 was 2.1% as compared with 3.2% for the same period of 2018. We expect our 2019 effective tax rate to range between 0% - 5%.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

(in millions)	Three Months Ended March 31,
	2019		2018
Income Before Income Taxes	$74.4		$60.4

Income tax calculated at federal statutory rate	15.6	21.0%	12.7	21.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	0.9	1.2%	0.7	1.2%
Flow-through repairs deductions	(7.9)	(10.7)%	(6.6)	(10.9)%
Production tax credits	(4.4)	(6.0)%	(3.9)	(6.4)%
Plant and depreciation of flow-through items	(1.5)	(2.0)%	(0.9)	(1.6)%
Amortization of excess deferred income tax	(1.4)	(1.8)%	(0.4)	(0.6)%
Shared-based compensation	0.2	0.3%	0.3	0.5%
Other, net	0.1	0.1%	—	—%
Subtotal	(14.0)	(18.9)%	(10.8)	(17.8)%

Income Tax Expense	$1.6	2.1%	$1.9	3.2%

Net Income
Consolidated net income for the three months ended March 31, 2019 was $72.8 million as compared with $58.5 million for the same period in 2018. This $14.3 million increase in net income in 2019 is primarily due to higher gross margin as a result of colder winter weather and customer growth and a reduction in revenue in 2018 due to impacts of the TCJA for customer refunds. These improvements were partially offset by an increase in operating expenses.

NorthWestern Reports First Quarter 2019 Financial Results
April 23, 2019

Reconciliation of Primary Changes from 2018 to 2019

	Three Months Ended March 31,
($millions, except EPS)	Pretax Income	Net (1) Income	Diluted EPS
2018 reported	$60.4	$58.5	$1.18
Gross Margin
Higher natural gas retail volumes	7.9	5.9	0.12
Higher revenue due to the 2018 impacts of the TCJA settlements	7.3	5.5	0.11
Higher electric retail volumes	5.5	4.1	0.08
Lower Montana natural gas rates	(1.7)	(1.3)	(0.03)
Higher Montana electric supply costs	(1.6)	(1.2)	(0.02)
Lower Electric transmission	(0.7)	(0.5)	(0.01)
Other margin increases	3.5	2.6	0.05
Subtotal: Items impacting net income	20.2	15.1	0.30

Property taxes recovered in trackers	1.7	1.3	0.03
Operating expenses recovered in trackers	0.8	0.6	0.01
Production tax credits flowed-through trackers	0.4	0.3	—
Subtotal: Items not impacting net income	2.9	2.2	0.04

Total Gross Margin	23.1	17.3	0.34
OG&A Expense
Higher Hazard tree expense	(0.9)	(0.7)	(0.01)
Higher pension expense	(0.9)	(0.7)	(0.01)
Higher labor expense	(0.4)	(0.3)	—
Higher plant operator costs	(0.3)	(0.2)	—
Other expense increases	(1.2)	(0.9)	(0.02)
Subtotal: Items impacting net income	(3.7)	(2.8)	(0.04)

Non-employee directors deferred compensation	(3.9)	(2.9)	(0.06)
Operating expenses recovered in trackers	(1.0)	(0.7)	(0.01)
Pension and other postretirement benefits	1.8	1.3	0.03
Subtotal: Items not impacting net income	(3.1)	(2.3)	(0.04)

Total OG&A Expense	(6.8)	(5.1)	(0.08)
Other items
Higher depreciation and depletion expense	(1.8)	(1.3)	(0.03)
Higher property and other taxes	(2.0)	(1.5)	(0.03)
Higher interest expense	(0.8)	(0.6)	(0.01)
Higher other income	2.3	1.7	0.03
Perm. & flow-through adjustments to income tax		3.8	0.07
Impact of higher share count	—	—	(0.03)
Total Other items	(2.3)	2.1	—

Total impact of above items	14.0	14.3	0.26

2019 reported	$74.4	$72.8	$1.44

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 25.3%.

NorthWestern Reports First Quarter 2019 Financial Results
April 23, 2019

Liquidity and Capital Resources
As of March 31, 2019, our total net liquidity was approximately $142.8 million, including $4.0 million of cash and $138.8 million of revolving credit facility availability. This compares to total net liquidity one year ago at March 31, 2018 of $206.7 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.575 per share payable June 28, 2019 to common shareholders of record as of June 14, 2019.

Non-GAAP Financial Measures
The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below. NorthWestern has not established earnings guidance for 2019.

(in millions, except EPS)
	Three Months Ended March 31, 2019
	Pre-tax Income	Net(1) Income	Diluted EPS
2019 Reported GAAP	$74.4	$72.8	$1.44

Non-GAAP Adjustments:
Remove impact of favorable weather	(14.0)	(10.5)	(0.21)

2019 Adjusted Non-GAAP	$60.4	$62.3	$1.23

	Three Months Ended March 31, 2018
	Pre-tax Income	Net(1) Income	Diluted EPS
2018 Reported GAAP	$60.4	$58.5	$1.18

Non-GAAP Adjustments:
Remove impact of favorable weather	(4.8)	(3.6)	(0.07)

2018 Adjusted Non-GAAP	$55.6	$54.9	$1.11

(1) Income tax calculation on reconciling adjustments assumes updated federal plus state statutory effective tax rate of 25.3%.

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

NorthWestern Reports First Quarter 2019 Financial Results
April 23, 2019

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Wednesday, April 24, 2019, at 3:00 p.m. Eastern time to review its financial results for the quarter ending March 31, 2019.

The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/30117. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

Notice of Annual Stockholders Meeting
NorthWestern will also hold its annual stockholders meeting on Wednesday, April 24, 2019, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) at the Operational Support Office, 600 Market Street West, Huron, SD 57350.

The annual stockholders meeting will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/30126. To participate, please go to the site at least 10 minutes in advance of the call to register.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 726,400 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

NorthWestern Reports First Quarter 2019 Financial Results
April 23, 2019

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com